Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sprint Corporation:

We consent to the incorporation by reference in this registration statement on Form S-3 of Global Signal Inc. of our report dated March 30, 2005, with respect to the Statement of Revenue and Certain Expenses of Sprint Sites USA for the year ended December 31, 2004, which report appears in the Form 8-K/A of Global Signal Inc. dated June 3, 2005, and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

Kansas City, Missouri
December 16, 2005